Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Life Technologies Corporation of our report dated August 27, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Applied Biosystems Inc. 2008 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended June 30, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Stamford, Connecticut
October 11, 2010